MANAGEMENT AND INVESTOR RIGHTS AGREEMENT

MANAGEMENT AGREEMENT (this “Agreement”), dated as of April 30, 2013, by and among Global Arena Holding Inc., 420 Lexington Avenue, Suite 1718, New York, New York 10170 (the “Company”); and Daniel D. Rubino, Robert M. Pickus, George C. Dolatly (collectively, the “GCA Principals”) and GCA Ventures, LLC (“GCA Ventures”), located at 420 Lexington Avenue, Suite 1718, New York, New York 10170 (GCA Ventures and the GCA Principals, individually and collectively, shall hereinafter be referred to as “GCA”).

BACKGROUND:

The Company desires to receive financial and management consulting services from GCA, and thereby obtain the benefit of the experience of GCA in business and financial management generally and its knowledge of the Company’s financial affairs in particular. GCA is willing to provide financial and management consulting services to the Company. Accordingly, the compensation arrangements set forth in this Agreement are designed to compensate GCA for such services.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, GCA and the Company hereby agree as follows:

TERMS:

1.          Engagement. The Company hereby engages GCA as a financial and management consultant, and GCA hereby agrees to provide financial and management consulting services to the Company, all on the terms and subject to the conditions set forth below.

2.          Services of GCA. GCA hereby agrees during the term of this engagement to consult with the Company’s Board of Directors (the “Board”) and management of the Company in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including but not limited to:

(i)          developing and implementing corporate strategy;

(ii)         developing the various lines of business of the Company, including without limitation its investment banking business;

(iii)        budgeting future corporate investments;

(iv)        developing acquisition and divestiture strategies; and

(v)         subsequent debt and equity financings.

In addition to the business and financial consulting services set forth above, officers and employees of GCA will be available to serve on the Board, and will devote such time and attention to the Company’s affairs as GCA determines reasonably necessary to accomplish the purposes of this Agreement.

3.          Personnel. GCA shall provide and devote to the performance of this Agreement such members, partners, employees and agents of GCA as GCA shall deem appropriate in its reasonable discretion for the furnishing of the services required hereby.

4.          Compensation.

(a)          In consideration for execution of this Agreement and the services to be performed hereunder, the Company will award to GCA warrants (the “Warrants”) to purchase a total of 2,500,000 shares of the common stock, par value $0.001 per share, of the Company. These Warrants will be substantially similar in form to the warrants issued in connection with the Global Arena Holding Inc. Confidential Private Placement Memorandum dated March 2013, except the Warrant Price (as defined therein) will equal $0.25, and the Expiration Date (ad defined therein) will be seven (7) years from the date of issuance.

(b)          The Warrants will be issued as follows:

1,000,000 Warrants will be awarded concurrently with the execution of this Agreement, as follows:

333,334 shares to Daniel D. Rubino (or an entity designated by him)

333,333 shares to Robert M. Pickus

333,333 shares to George C. Dolatly

750,000 Warrants will be awarded on the 6 month anniversary of the execution of this Agreement, as follows, or as otherwise directed by GCA Ventures:

375,000 shares to Daniel D. Rubino (or an entity designated by him)

187,500 shares to Robert M. Pickus

187,500 shares to George C. Dolatly

750,000 Warrants will be awarded on the 1 year anniversary of the execution of this Agreement, as follows, or as otherwise directed by GCA Ventures:

375,000 shares to Daniel D. Rubino (or an entity designated by him)

187,500 shares to Robert M. Pickus

187,500 shares to George C. Dolatly

(c)          All compensation payable hereunder shall be deemed fully earned and non-refundable in whole or in part on the date when payment is due.

5.          Term. This Agreement shall commence on the date hereof and shall continue in effect for an initial term of three years and thereafter shall be automatically renewed for successive two-year terms, unless (a) written notice of non-renewal is given by either party at least thirty (30) days prior to the end of the initial three-year term or any subsequent two-year year term, or (b) this Agreement is earlier terminated pursuant to Section 10 (Termination) of this Agreement. No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company’s obligations with respect to the fees, costs and expenses incurred by GCA in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination or the Company’s obligations under Section 8.

6.          Registration Rights.

(a)          The following terms shall have the respective meanings set forth below:

Common Stock: shall mean the common stock, par value $0.001 per share, of the Company.

Exchange Act: shall mean the Securities Act of 1934, as amended.

GCA Holder: shall mean any holder of GCA Shares.

GCA Shares: shall mean (A) shares of Common Stock held by GCA or the GCA Principals, (B) shares of Common Stock issuable upon conversion of any warrants or options held by GCA or the GCA Principals, (C) any additional shares of Common Stock acquired by GCA or the GCA Principals and (D) any stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock, warrants or options referred to in clause (A), (B) or (C).

register, registered and registration: shall relate to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement.

Registration Expenses: shall mean all expenses incurred by the Company in compliance with this Section 6, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of one counsel for all the Holders in an amount not to exceed $20,000, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company);

SEC: shall mean the U.S. Securities and Exchange Commission.

Securities Act: shall mean the Securities Act of 1933, as amended.

Selling Expenses: shall mean all underwriting discounts and selling commissions applicable to the sale of GCA Shares and all fees and disbursements of counsel for each of the GCA Principals other than fees and expenses of one counsel for all the GCA Principals in an amount not to exceed $20,000.

(b)          Requested Registration. If the Company shall receive from the majority of GCA Shares outstanding, at any time, a written request that the Company effect a registration with respect to all or a part of the GCA Shares, the Company will as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such GCA Shares as are specified in such request; provided that the Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 6(b) after the Company has effected three (3) such registrations pursuant to this Section 6(b) and such registrations have been declared or ordered effective and the sales of such GCA Shares shall have closed.

(c)          Company Registration. If the Company shall determine at any time to register any of its equity securities either for its own account or for the account of other stockholders of the Company, the Company will: (i) promptly give to each of the GCA Holders a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the GCA Shares specified in a written request or requests, made by the GCA Holders within fifteen (15) days after receipt of the written notice from the Company described above. Such written request may specify all or a part of the GCA Shares.

(d)          Form S-3. The Company shall use its best efforts to qualify for registration on Form S-3 for secondary sales. After the Company has qualified for the use of Form S-3, the GCA Holders shall have the right to request three (3) registrations on Form S-3 (such requests shall be in writing and shall state the number of GCA Shares to be disposed of and the intended method of disposition of shares by such holders). The Company will use its best efforts to effect promptly the registration of all shares of GCA Shares on Form S-3 to the extent requested by the holder or holders thereof for purposes of disposition.

(e)          The registration rights set forth in this Section 6 may be assigned, in whole or in part, to any transferee of the GCA Shares.

(f)          Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 6 shall be borne by the Company, and all Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered.

(g)          Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities to the public without registration, the Company agrees to:

(i)          make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act ("Rule 144"), at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii)         use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(iii)        so long as a GCA Holder owns any GCA Shares, furnish to the GCA Holder upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing the GCA Holder to sell any such securities without registration.

7.          Additional Agreements.

(a)          Board Designees. The Company agrees that, from and after the date hereof and for so long as the GCA Holders hold, in the aggregate, at least 20% of the number of GCA Shares they hold, in the aggregate, as of the date of this Agreement, (i) GCA shall have the right to designate up to (2) members of the Board at any time, and (ii) the Company will nominate and use its best efforts to have any such individuals (or replacements therefor designated by GCA) elected to the Board.

(b)          Information and Inspection.

(i) The Company agrees, for the entire term of this Agreement, to give GCA access to all information about all lines of the business of the Company and the Company and to promptly supply all date and information as GCA may reasonably request.

(ii) The Company agrees, for the entire term of this Agreement, to permit GCA and its officers, designees or representatives to visit and inspect any of the properties of the Company, to examine all its books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts of the Company with its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with GCA, and its officers, designees or representatives, the finances and affairs of the Company and any subsidiaries), all at such reasonable times and as often as may be reasonably requested.

(c)          Public Announcements. No press releases or other public announcement of the involvement of GCA Ventures or any of the GCA Principals in the Company shall be made without the review and consent of GCA.

(d)          SEC Filings. The Company agrees to have its outside legal counsel prepare and file, at the Company’s expense, any SEC filings required from time to time in connection with the ownership of GCA Shares by any GCA Holder.

(e)          GCA Expenses. The Company shall reimburse GCA for such reasonable travel expenses and other direct out-of-pocket expenses as may be incurred by GCA and its employees in connection with the rendering of services hereunder. The Company will, within 30 days after receipt of properly documented (i.e., third party receipts) expense reports, reimburse GCA for such expenses.

8.          Indemnification. The Company agrees to indemnify and hold harmless GCA, its members, affiliates, employees and agents against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys’ fees) arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing.

9.          GCA an Independent Contractor. GCA and the Company agree that GCA shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither GCA nor its members, affiliates, employees and agents shall be considered employees or agents of the Company nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company. This Agreement in no way limits the ability of GCA to engage in any other activities.

10.         Termination. This Agreement shall be terminated hereunder upon the happening of the earliest of the following events:

(a)          whenever the Company and GCA shall mutually agree to the termination of this Agreement in writing;

(b)          upon the dissolution of GCA Ventures;

(c)          at the option of GCA if the Company fails to pay GCA its compensation pursuant to Section 4 hereof within seven (7) business days after it is due, and then only after first giving prior written notice of default to the Company with an opportunity for the Company to cure the noticed default within a period of an additional seven (7) days from the date of receipt of such notice by the Company;

(d)          at the option of the Company, if Daniel D. Rubino incurs a disability through physical or mental incapacity which renders GCA incapable of performing its duties under this Agreement for a period of three (3) consecutive months or an aggregate of three (3) months during any eighteen (18) month period;

(e)          at the option of the Company, if any of the GCA Principals engages in personal misconduct, including dishonesty, fraud, or the gross failure to perform his duties under this Agreement, or is accused by state or federal authorities of a crime involving moral turpitude, or materially breaches this Agreement; and

(f)          at the option of GCA, if any principal of the Company engages in personal misconduct, including dishonesty, fraud, or the gross failure to perform his duties under this Agreement, or is accused by state or federal authorities of a crime involving moral turpitude, or materially breaches this Agreement.

11.         Notice. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made when delivered, if personally delivered, when transmitted, if sent by confirmed facsimile transmission, or, if mailed, when mailed by registered or certified mail, return receipt requested, postage prepaid, to the party at the addresses set forth in the preamble to this Agreement (or at such other address as shall be given in writing by one party to the other).

12.         Entire Agreement; Modification. This Agreement (a) contains the complete and entire understanding and agreement of the Company and GCA with respect to the subject matter hereof; (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of GCA in connection with the subject matter hereof; and (c) may not be modified except by an instrument in writing executed by the Company and GCA.

13.         Waiver and Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall be effective only if made in writing and shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

14.         Assignment. Neither the Company nor GCA may assign its rights or obligations under this Agreement without the express written consent of the other, except as expressly provided herein. This Agreement shall be binding upon and inure to the benefit of any successors to the business of the Company (by way of merger, consolidation, other change of control or recapitalization, acquisition of all or substantially all of the assets of the Company, or otherwise by operation of law), and any successors in interest of GCA.

15.         Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

16.         Governing Law. This Agreement shall be deemed to be a contract made under, and is to be governed and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

17.         Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

18.         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, GCA and the Company have caused this Agreement to be duly executed and delivered on the date and year first above written.

GCA:

/s/ Daniel D. Rubino
GCA Ventures, LLC
Daniel D. Rubino

/s/ Robert M. Pickus	By:	/s/ Daniel D. Rubino
Daniel D. Rubino
Robert M. Pickus	Chairman

/s/ George C. Dolatly
	By:	/s/ George C. Dolatly
George C. Dolatly	George C. Dolatly
Chief Executive Officer

COMPANY:

Global Arena Holding Inc.

By:	/s/ John S. Matthews
John S. Matthews
Chairman